Exhibit 99.1
SandRidge Energy, Inc. Reports Operational and Financial Results for First Quarter 2009 and Transactions Update
Oklahoma City, Oklahoma, May 7, 2009 — SandRidge Energy, Inc. (NYSE: SD) today announced operational and financial results for the quarter ended March 31, 2009.
Operational and Financial Results
•	First quarter 2009 natural gas and crude oil production increased to 28.7 Bcfe (319 MMcfe per day) compared to 22.8 Bcfe (251 MMcfe per day) in first quarter 2008

•	Adjusted net income available to common stockholders (which excludes non-cash asset impairments and unrealized gains or losses on derivative contracts) was $40.3 million, or $0.25 per share fully diluted, in first quarter 2009 compared to adjusted net income available to common stockholders of $26.9 million, or $0.19 per share fully diluted, in first quarter 2008

•	Adjusted EBITDA of $158.7 million compared to $167.6 million in first quarter 2008

•	Operating cash flow of $119.1 million compared to $143.3 million in first quarter 2008

•	Net loss applicable to common stockholders (including $1.3 billion non-cash full cost ceiling impairment due to continued declines in natural gas and crude oil prices in first quarter 2009) was $1.2 billion, or $7.07 per share fully diluted, compared to net loss applicable to common stockholders of $66.2 million, or $0.47 per share fully diluted, in first quarter 2008
Adjusted net income available to common stockholders, adjusted EBITDA, and operating cash flow are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” beginning on page 8.
SandRidge also announced that it has signed a definitive agreement to sell the rights to its East Texas leasehold below the Cotton Valley formation (approximately 23,000 net acres) for $60 million. The transaction is subject to customary adjustments and closing conditions and is expected to close during the second quarter of 2009. SandRidge was advised by Deutsche Bank Securities Inc. and Tristone Capital, LLC on this transaction.
In addition, SandRidge has executed a letter of intent related to a sale of the company’s gathering system in the Piñon field for a cash payment of $200 million, subject to certain adjustments. Details regarding the transaction will be disclosed upon the signing of a definitive agreement. SandRidge is currently being advised by Deutsche Bank Securities Inc. on this transaction.
Tom L. Ward, Chief Executive Officer of SandRidge, commented “We have taken important steps during the last several months toward building the bridge between SandRidge’s present and its future. In 2009, we have already raised approximately $350 million through the sale of preferred and common shares. Also, we expect the sale of our WTO midstream assets and East Texas deep drilling rights to generate additional capital during the second quarter of 2009. The proceeds realized with these transactions combined with cash flow generated from operations will provide us with the strong balance sheet needed to fill Phase I of the Century Plant in 2010 and Phase II in 2011. This will help us to achieve our longer term goal of producing in excess of 500 MMcfe per day in 2012.”

Information regarding the company’s production, pricing, costs and earnings is presented below:

	Three Months Ended March 31,
	2009	2008
Production:
Natural gas (MMcf)	24,432	19,173
Crude oil (MBbl)(1)	718	611
Natural gas equivalent (MMcfe)	28,739	22,839
Daily production (MMcfed)	319	251

Average price per unit:
Realized natural gas price per Mcf — as reported	$3.83	$7.86
Realized impact of derivatives per Mcf	3.88	0.46

Net realized price per Mcf	$7.71	$8.32

Realized crude oil price per barrel — as reported (1)	$38.44	$89.81
Realized impact of derivatives per barrel (1)	5.21	(2.39)

Net realized price per barrel (1)	$43.65	$87.42

Realized price per Mcfe — as reported	$4.22	$9.00

Net realized price per Mcfe — including impact of derivatives per Mcfe	$7.64	$9.32

Average cost per Mcfe:
Lease operating	$1.59	$1.50
Production taxes	0.05	0.40
General and administrative:
General and administrative, excluding stock-based compensation	0.81	0.78
Stock-based compensation	0.18	0.14
Depletion	2.09	2.85

Lease operating cost per Mcfe:
Excluding offshore and tertiary recovery	$1.44	$1.32
Offshore operations	2.56	2.85
Tertiary recovery operations	11.16	13.98

Earnings per share:

Basic and diluted net loss per share applicable to common stockholders	$(7.07)	$(0.47)

Basic and diluted adjusted net loss per share applicable to common stockholders	0.25	0.19

Weighted average number of common shares outstanding (thousands)
Basic	163,321	141,044
Diluted	163,321	141,044

(1)	Includes NGLs

2009 Financial Results
Declines in natural gas and crude oil prices during the first quarter of 2009 impacted the carrying value of the company’s natural gas and crude oil properties, sales revenue, and derivative contract fair value. Due to a non-cash $1.3 billion ceiling impairment on its natural gas and crude oil properties, the company reported a net loss applicable to common stockholders of $1.2 billion for the first quarter of 2009 compared to a net loss applicable to common stockholders of $66.2 million for the same period in 2008. Also contributing to the increased loss was a decrease in natural gas and crude oil revenue caused by continued declines in average prices received for production during first quarter 2009. Gains related to natural gas and crude oil derivative contracts partially offset the effects of the impairment and decline in revenue. Excluding the non-cash impairment and unrealized gains on natural gas and crude oil derivatives, which are detailed below, SandRidge had adjusted net income available to common stockholders of $40.3 million in first quarter 2009 compared to adjusted net income available to common stockholders of $26.9 million in 2008.
Ceiling Test Impairment
The company utilizes the full cost method of accounting for its natural gas and crude oil properties. As required by current U.S. Securities and Exchange Commission rules, proved reserve volumes are calculated using fixed prices as of the last day of a period. Due to declines in commodity prices from December 31, 2008, to March 31, 2009, the company recorded a non-cash impairment charge of approximately $1.3 billion against the carrying value of its natural gas and crude oil properties for the first quarter of 2009.
Because the company utilizes mark-to-market accounting (as opposed to hedge accounting) for its derivative contracts, the $354.9 million fair value benefit of its March 31, 2009 commodity hedge positions was excluded from the ceiling limitation calculation.
Production, Pricing and Operating Costs
Successful drilling throughout 2008 increased natural gas and crude oil production by 25.8% to 28.7 Bcfe for first quarter 2009 from 22.8 Bcfe for the same period in 2008. This increase in total production only partially offset lower average commodity prices received during the period resulting in decreased natural gas and crude oil revenues of $121.2 million for first quarter 2009 compared to $205.5 million for the same period in 2008.
The average price received, excluding the impact of derivative contract settlements, for natural gas decreased 51.3% to $3.83 per Mcf for first quarter 2009 compared to $7.86 per Mcf for first quarter 2008. Additionally, average prices received, excluding the impact of derivative contract settlements, for crude oil production in the first quarter of 2009 decreased 57.2% to $38.44 per barrel compared to $89.81 in the first quarter of 2008.
Total production expense increased to $45.6 million for first quarter 2009 from $34.2 million for the same period in 2008. The increased expenses primarily were due to an increase in the number of wells operated and volumes produced during the 2009 period compared to the 2008 period.
Gains (Losses) on Derivative Contracts
The company enters into natural gas and crude oil swaps and basis swaps for a portion of its production in order to stabilize future cash inflows for planning purposes. In that regard, the decrease in natural gas and crude oil revenue for first quarter 2009 was offset by a net gain of $206.6 million ($108.3 million unrealized gain and $98.3 million realized gain) on derivative commodity contracts. This compares to a $136.8 million loss ($144.1 million unrealized loss and $7.3 million realized gain) for first quarter 2008.

Drilling and Production Activities
In response to the weak commodity and economic environment, the company continued to reduce the number of rigs running on its properties during first quarter 2009. At March 31, 2009, the company had 7 rigs running compared to 17 running at December 31, 2008 and a high of 47 rigs operating in the second quarter of 2008. The company averaged 10 rigs operating during first quarter 2009 and drilled 44 wells. A total of 64 gross (60.5 net) operated wells were completed and brought on production throughout the first three months of 2009. Daily production averaged 319 MMcfe during first quarter 2009. Currently, SandRidge has 5 rigs running, of which four are drilling in the Piñon field area of the West Texas Overthrust (“WTO”) and one is drilling in East Texas.
Warwick thrust drilling finding costs continue to improve as oil field service costs have declined. The cost to drill and complete a typical Warwick thrust well has declined 34% to $2.2 million from $3.3 million; the drilling finding cost for average Warwick thrust well is currently $0.98/Mcfe.
Capital Expenditures
The table below summarizes the company’s capital expenditures for the three-month periods ended March 31, 2009 and 2008:

	Three Months Ended March 31,
	2009	2008
	(in thousands)
Drilling and production
WTO	$114,248	$236,106
Non-WTO (excluding tertiary)	76,262	65,643
Tertiary	7,606	4,309

	198,116	306,058
Leasehold and seismic
WTO	4,379	28,039
Non-WTO (excluding tertiary)	4,200	20,444
Tertiary	—	80

	8,579	48,563

Pipe inventory	54,673	—

Total exploration and development	261,368	354,621

Drilling and oil field services	2,377	17,921
Midstream	23,948	38,721
Other — general	9,467	7,387

Total capital expenditures	$297,160	$418,650

The company’s capital expenditures in the first quarter of 2009 totaled $297.2 million and were 29.0% lower than capital expenditures incurred for the same period in 2008 due to the company’s decreased drilling activities.

Derivative Contracts
The table below sets forth the company’s natural gas price and basis swaps and crude oil swaps through 2012 as of May 4, 2009. Current natural gas and crude oil derivative contracts excluding basis swaps account for 67% to 73% of anticipated production for 2009 at $8.59 per Mcfe. Since February 26, 2009, the company has entered only into additional natural gas basis swaps for 2011 and 2012, which are included below.

	Year Ending
	12/31/2009	12/31/2010	12/31/2011	12/31/2012

Natural Gas Swaps:
Volume (Bcf)	79.35	80.29	0.00	0.00
Swap	$8.42	$7.70	NM	NM

Natural Gas Basis Swaps:
Volume (Bcf)	62.05	82.13	93.08	25.62
Swap	$0.74	$0.74	$0.46	$0.67

Crude Oil Hedges:
Swap Volume (MMBbls)	0.18	0.00	0.00	0.00
Swap	$126.55	NM	NM	NM
Balance Sheet
During January 2009, the company privately placed 2,650,000 shares of 8.5% convertible perpetual preferred stock. The offering included 400,000 shares of convertible perpetual preferred stock issued upon the full exercise of the initial purchaser’s option to cover over-allotments. Net proceeds from the offering were approximately $243.3 million after deducting offering expenses of approximately $8.6 million. The company used the proceeds of the offering to repay outstanding borrowings under its senior credit facility and for general corporate purposes.
The company’s total debt (short-term and long-term) increased $33.4 million during the first quarter of 2009 primarily as a result of borrowings made under its senior credit facility to fund its 2009 capital expenditure program. Additionally, during the first three months of 2009, the company made principal payments on its rig loan and mortgage totaling $3.8 million and $0.2 million, respectively. At March 31, 2009, the company had classified $16.4 million of its long-term debt as current. This total included $15.5 million related to its rig loan and $0.9 million related to the company’s mortgage. Total debt as of March 31, 2009 was $2.409 billion compared to $2.375 billion at year-end 2008. The company was in compliance with all of the financial covenants contained in its debt agreements at March 31, 2009.

The company’s capital structure at March 31, 2009 and December 31, 2008 is presented below:

	March 31,	December 31,
	2009	2008
	(in thousands)

Cash and cash equivalents	$76	$636

Current maturities of long-term debt	16,408	16,532
Long-term debt (net of current maturities):
Senior credit facility	610,857	573,457
Notes payable — Drilling rig fleet and oil field services equipment	13,711	17,375
Mortgage	17,721	17,952
Senior Notes:
Senior Floating Rate Notes due 2014	350,000	350,000
8.625% Senior Notes due 2015	650,000	650,000
8.0% Senior Notes due 2018	750,000	750,000

Total debt	2,408,697	2,375,316

Stockholders’ equity:
Preferred stock	3	—
Common stock	163	163
Additional paid-in capital	2,418,547	2,170,986
Treasury stock, at cost	(19,845)	(19,332)
Accumulated deficit	(2,513,153)	(1,358,296)

Total SandRidge Energy, Inc. stockholders’ (deficit) equity	(114,285)	793,521

Noncontrolling interest	22	30

Total capitalization	$2,294,434	$3,168,867

2009 Operational Guidance

Year Ending
December 31, 2009

Production
Natural Gas (Bcf)	92 - 102
Crude Oil (MMBbls)	3 - 3

Total (Bcfe)	110 - 120

Differentials
Natural Gas	$0.70
Crude Oil	5.00

Costs per Mcfe
Lifting	$1.80 - $1.93
Production Taxes	0.18 - 0.19
DD&A — oil & gas	1.50 - 1.57
DD&A — other	0.63 - 0.73

Total DD&A	$2.13 - $2.30
G&A — cash	0.67 - 0.78
G&A — stock	0.25 - 0.29

Total G&A	$0.92 - $1.07
Interest Expense	$1.29 - $1.47

Corporate Tax Rate	0%
Deferral Rate	0%

Shares Outstanding at End of Period (in millions)
Common Stock	183.7
Preferred Stock (converted)	33.1

Fully Diluted	216.8

Capital Expenditures ($ in millions)
Exploration and Production	$400 - $565
Land and Seismic	25 - 50

Total Exploration and Production	$425 - $615
Oil Field Services	10 - 20
Midstream and Other	65 - 65

Total Capital Expenditures	$500 - $700
The company is updating the 2009 operational guidance it provided on February 26, 2009 for a change in “DD&A — oil & gas” rate per unit as a result of the full cost ceiling impairment incurred during the first quarter of 2009. Also, adjustments to estimated shares outstanding have been made as a result of the company’s preferred and common stock offerings completed during January and April, 2009, respectively. The remainder of the previously provided guidance is unchanged.

Non-GAAP Financial Measures
The company defines operating cash flow as net cash provided by operating activities before changes in operating assets and liabilities. It defines EBITDA as net (loss) income before income tax expense (benefit), interest expense, and depreciation, depletion and amortization. Adjusted EBITDA is EBITDA excluding interest income and various non-cash items (including asset impairments, income from equity investments, noncontrolling interest, stock-based compensation, unrealized (gain) loss on derivative contracts, and provision for doubtful accounts). This generally conforms to the EBITDA definition in the company’s credit agreement.
Operating cash flow and adjusted EBITDA are supplemental financial measures used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also uses these measures because operating cash flow and adjusted EBITDA relate to the timing of cash receipts and disbursements that the company may not control and may not relate to the period in which the operating activities occurred. Further, operating cash flow and adjusted EBITDA allow the company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. These measures should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s adjusted EBITDA may not be comparable to similarly titled measures of other companies.
Management also uses the supplemental financial measure of adjusted net income available (loss applicable) to common stockholders, which excludes asset impairments and unrealized (losses) gains on derivative contracts from net income available (loss applicable) to common stockholders. Management uses this financial measure as an indicator of the company’s operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted net income available (loss applicable) to common stockholders is not a measure of financial performance under GAAP and should not be considered a substitute for net income available (loss applicable) to common stockholders.
The tables below reconcile the most directly comparable GAAP financial measures to operating cash flow, EBITDA, adjusted EBITDA, and adjusted net income available (loss applicable) to common stockholders.
Reconciliation of Net Cash Provided by Operating Activities to Operating Cash Flow

	Three Months Ended March 31,
	2009	2008
	(in thousands)

Net cash provided by operating activities	$73,231	$156,689

Add (deduct):
Change in operating assets and liabilities	45,842	(13,378)

Operating cash flow	$119,073	$143,311

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
	2009	2008
	(in thousands)

Net loss(1)	$(1,154,857)	$(56,625)

Adjusted for:
Income tax benefit	(1,169)	(30,538)
Interest expense(2)	40,501	25,978
Depreciation, depletion and amortization — other	12,726	17,965
Depreciation, depletion and amortization — natural gas and crude oil	60,093	65,076

EBITDA	(1,042,706)	21,856

Asset impairment	1,304,418	—
Provision for doubtful accounts	—	—
Income from equity investments	(234)	(859)
Noncontrolling interest	3	835
Interest income	(11)	(813)
Stock-based compensation	5,205	3,241
Unrealized (gains) losses on derivative contracts	(108,010)	143,367

Adjusted EBITDA	$158,665	$167,627

(1)	Includes gain (loss) on sale of assets

(2)	Excludes unrealized loss (gain) of $0.3 million and ($0.8) million on interest rate swap for the three months ended March 31, 2009 and 2008, respectively
Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended March 31,
	2009	2008
	(in thousands)

Net cash provided by operating activities	$73,231	$156,689

Changes in operating assets and liabilities	45,842	(13,378)
Interest expense(1)	40,501	25,978
Loss on sale of assets	(180)	(23)
Other non-cash items	(729)	(1,639)

Adjusted EBITDA	$158,665	$167,627

(1)	Excludes unrealized loss (gain) of $0.3 million and ($0.8) million on interest rate swap for the three months ended March 31, 2009 and 2008, respectively

Reconciliation of Net Loss Applicable to Common Stockholders to Adjusted
Net Income Available to Common Stockholders

	Three Months Ended March 31,
	2009	2008
	(in thousands)

Net loss applicable to common stockholders	$(1,154,857)	$(66,207)

Asset impairment	1,304,418	—
Unrealized (gains) losses on derivative contracts	(108,010)	143,367
Effect of income taxes	(1,210)	(50,229)

Adjusted net income available to common stockholders	$40,341	$26,931

Per share — basic and diluted	$0.25	$0.19

Conference Call Information
The company will host a conference call to discuss these results on Friday, May 8, 2009 at 9:00 am EDT. The telephone number to access the conference call from within the U.S. is 866-356-4279 and from outside the U.S. is 617-597-5394. The passcode for the call is 78732749. An audio replay of the call will be available at noon EDT on May 8, 2009 until May 22, 2009. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is 617-801-6888. The passcode for the replay is 40414747.
A live audio webcast of the conference call also will be available via SandRidge’s website, www.sandridgeenergy.com, under Investor Relations/Events. The webcast will be archived for replay on the company’s website for 30 days.
2009 Annual Shareholders’ Meeting Information and Second Quarter Earnings Release and Conference Call Information
Annual Shareholders’ Meeting:
     June 5, 2009 — Oklahoma City, Oklahoma
Second Quarter Earnings and Conference Call:
     August 6, 2009 (Thursday) — Earnings press release and filing of 10-Q after market close
     August 7, 2009 (Friday) — Earnings conference call at 9:00 am EDT

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)
Revenues:
Natural gas and crude oil	$121,241	$205,487
Drilling and services	6,395	12,334
Midstream and marketing	25,956	46,409
Other	5,421	4,856

Total revenues	159,013	269,086

Expenses:
Production	45,579	34,188
Production taxes	1,491	9,220
Drilling and services	5,606	7,169
Midstream and marketing	23,362	40,418
Depreciation, depletion and amortization — natural gas and crude oil	60,093	65,076
Depreciation, depletion and amortization — other	12,726	17,965
Impairment	1,304,418	—
General and administrative	28,485	20,994
(Gain) loss on derivative contracts	(206,647)	136,844
Loss on sale of assets	180	23

Total expenses	1,275,293	331,897

Loss from operations	(1,116,280)	(62,811)

Other income (expense):
Interest income	11	813
Interest expense	(40,748)	(25,172)
Income from equity investments	234	859
Other income (expense), net	760	(17)

Total other (expense) income	(39,743)	(23,517)

Loss before income tax benefit	(1,156,023)	(86,328)
Income tax benefit	(1,169)	(30,538)

Net loss	(1,154,854)	(55,790)
Less: net income attributable to noncontrolling interest	3	835

Net loss attributable to SandRidge Energy, Inc.	(1,154,857)	(56,625)
Preferred stock dividends and accretion	—	9,582

Loss applicable to SandRidge Energy, Inc. common stockholders	$(1,154,857)	$(66,207)

Basic and diluted loss per share applicable to SandRidge Energy, Inc. common stockholders	$(7.07)	$(0.47)

Weighted average number of common shares outstanding:
Basic	163,321	141,044

Diluted	163,321	141,044

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$76	$636
Accounts receivable, net:
Trade	78,122	102,746
Related parties	483	6,327
Derivative contracts	270,170	201,111
Inventories	3,682	3,686
Costs in excess of billings	16,234	—
Other current assets	39,055	41,407

Total current assets	407,822	355,913

Natural gas and crude oil properties, using full cost method of accounting
Proved	4,933,712	4,676,072
Unproved	221,161	215,698
Less: accumulated depreciation, depletion and impairment	(3,732,599)	(2,369,840)

	1,422,274	2,521,930

Other property, plant and equipment, net	676,551	653,629
Derivative contracts	84,736	45,537
Investments	7,374	6,088
Restricted deposits	32,796	32,843
Other assets	39,032	39,118

Total assets	$2,670,585	$3,655,058

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$16,408	$16,532
Accounts payable and accrued expenses:
Trade	267,832	366,337
Related parties	—	230
Derivative contracts	5,184	5,106
Asset retirement obligation	126	275
Billings in excess of costs incurred	—	14,144

Total current liabilities	289,550	402,624

Long-term debt	2,392,289	2,358,784
Other long-term obligations	11,967	11,963
Derivative contracts	3,809	3,639
Asset retirement obligation	87,233	84,497

Total liabilities	2,784,848	2,861,507

Commitments and contingencies

Equity:
SandRidge Energy, Inc. stockholders’ equity:
Preferred stock, $0.001 par value, 50,000 shares authorized:
8.5% Convertible perpetual preferred stock; 2,650 shares issued and outstanding at March 31, 2009 and no shares issued and outstanding in 2008; aggregate liquidation preference of $265,000 at March 31, 2009	3	—
Common stock, $0.001 par value; 400,000 shares authorized; 168,968 issued and 167,572 outstanding at March 31, 2009 and 167,372 issued and 166,046 outstanding at December 31, 2008	163	163
Additional paid-in capital	2,418,547	2,170,986
Treasury stock, at cost	(19,845)	(19,332)
Accumulated deficit	(2,513,153)	(1,358,296)

Total SandRidge Energy, Inc. stockholders’ (deficit) equity	(114,285)	793,521
Noncontrolling interest	22	30

Total (deficit) equity	(114,263)	793,551

Total liabilities and equity	$2,670,585	$3,655,058

SandRidge Energy, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,154,854)	$(55,790)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	72,819	83,041
Impairment	1,304,418	—
Debt issuance cost amortization	1,611	1,097
Deferred income taxes	4	(30,617)
Unrealized (gain) loss on derivative contracts	(108,010)	143,367
Loss on sale of assets	180	23
Investment loss (income) — restricted deposits	47	(192)
Income from equity investments	(234)	(859)
Stock-based compensation	5,205	3,241
Stock-based compensation excess tax benefit	(2,113)	—
Changes in operating assets and liabilities	(45,842)	13,378

Net cash provided by operating activities	73,231	156,689

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property, plant and equipment(1)	(350,184)	(418,650)
Proceeds from sale of assets	247	452
Fundings of restricted deposits	—	(781)

Net cash used in investing activities	(349,937)	(418,979)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	559,099	340,220
Repayments of borrowings	(525,718)	(128,937)
Dividends paid — preferred	—	(9,516)
Noncontrolling interest distributions	(11)	(632)
Proceeds from issuance of 8.5% convertible perpetual preferred stock	243,289	—
Purchase of treasury stock	(513)	(1,254)

Net cash provided by financing activities	276,146	199,881

NET DECREASE IN CASH AND CASH EQUIVALENTS	(560)	(62,409)
CASH AND CASH EQUIVALENTS, beginning of year	636	63,135

CASH AND CASH EQUIVALENTS, end of period	$76	$726

Supplemental Disclosure of Noncash Investing and Financing Activities:
Change in accrued capital expenditures(1)	$(53,024)	$—
Accretion on redeemable convertible preferred stock	$—	$1,487

(1)	Capital expenditures on an accrual basis were $297,160 for the three months ended March 31, 2009.

For further information, please contact:
Kevin R. White
Senior Vice President
SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, OK 73102-6406
(405) 429-5515
Cautionary Notes to Investors — This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include projections and estimates of future natural gas and crude oil production, pricing differentials, operating costs and capital spending, descriptions of our development plans and disclosures relating to planned asset sales. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of natural gas and oil prices, our success in discovering, estimating, developing and replacing natural gas and oil reserves, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, the risk of a recession, the receipt of adequate proceeds for our WTO midstream assets, construction risks related to the Century Plant, including the reliance we place on third parties, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Item 1A — “Risk Factors” of the Annual Report on Form 10-K we filed with the U.S. Securities and Exchange Commission on February 26, 2009. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.
SandRidge Energy, Inc. is a natural gas and crude oil company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and CO2 treating and transportation facilities and conduct marketing and tertiary oil recovery operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in West Texas, the Cotton Valley Trend in East Texas, the Gulf Coast, the Mid-Continent, and the Gulf of Mexico. SandRidge’s internet address is www.sandridgeenergy.com.